Exhibit 10.64

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of                            2007, by and between                            (the “Employee”) and VIVUS, Inc., a Delaware corporation (the “Company”).

RECITALS

A.            It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”).  The Board recognizes that such consideration can be a distraction to the Employee and may cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board also recognizes that circumstances may arise whereby the Employee’s employment is terminated other than in connection with a Change of Control.

B.            The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment with the Company.

C.            The Board believes that it is imperative to provide the Employee with certain benefitsupon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.            To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

E.             Certain capitalized terms used in the Agreement are defined in Section 3 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

                1.             At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any severance payments or benefits, other than as provided by this Agreement.  The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) twenty-

four (24) months after a Change of Control.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2.             Severance Benefits.

(a)           Termination Following A Change of Control.  Subject to Sections 4 and 8 below, if the Employee’s employment with the Company is terminated at any time within twenty-four (24) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i)            Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company (other than for Good Reason (as defined below)) or if the Company terminates the Employee’s employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments.  The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board.

(ii)           Involuntary Termination.  If the Employee’s employment is terminated  (A) by the Company other than for Cause or (B) voluntarily by the Employee for Good Reason, then Employee shall be entitled to receive the following benefits:  (i) monthly severance payments during the period from the date of the Employee’s termination until the date twenty-four (24) months after the effective date of the termination (the “Severance Period”) equal to the monthly salary which the Employee was receiving immediately prior to the Change of Control; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Employee’s “target bonus” (as defined herein) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Employee pursuant to subsection (i) above ; (iii) the pro-rated amount of the Employee’s “target bonus” for the fiscal year in which the termination occurs, calculated based on the number of months during such fiscal year in which the Employee was employed by the Company (or a successor corporation) with such payment being made on the termination date; (iv) reimbursement for premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s health plans until the earlier of (a) twenty-four (24) months, payable when such premiums are due (provided Employee validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (b)  the date upon which Employee and Employee’s eligible dependents become covered under similar plans; and (v) outplacement services with a total value not to exceed Twenty Thousand Dollars ($20,000), to be provided within the Severance Period.  The severance payments described in subsections (i) and (ii) above shall be paid during the Severance Period in accordance with the Company’s standard payroll practices.

(iii)          Disability; Death.  If the Company terminates Employee’s employment as a result of Employee’s disability, or Executive’s employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for those that have been earned but not yet paid under this agreement and those, if any, as may be established under the Company’s then existing benefit plans and practices or pursuant to other written agreements with the Company.

(b)           Acceleration of Options.  Upon the closing of a Change of Control, the vesting and exercisability of each option granted to the Employee by The Company (the Options) shall automatically vest in full and become immediately exercisable.

(c)           Termination Apart from a Change of Control.  Subject to Sections 4 and 8 below, if the Employee’s employment with the Company is terminated at any time other than as provided in paragraph 2(a), then the Employee shall be entitled to receive severance benefits as follows:

(i)            Voluntary Resignation; Termination For Cause.  If the Employee voluntarily resigns from the Company (other than for Good Reason (as defined below)) or if the Company terminates the Employee’s employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments.  The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(ii)           Involuntary Termination.  If the Employee’s employment is terminated(A) by the Company other than for Cause, or (B) voluntarily by the Employee for Good Reason, then the Employee shall be entitled to receive the following benefits:  (i) monthly severance payments during the period from the date of the Employee’s termination until the date three (3) months after the effective date of the termination (the “Severance Period”) equal to the monthly salary which the Employee was receiving immediately prior to the termination date; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Employee’s “target bonus” (as defined herein) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Employee pursuant to subsection (i) above; (iii) the pro-rated amount of the Employee’s “target bonus” for the fiscal year in which the termination occurs, calculated based on the number of months during such fiscal year in which the Employee was employed by the Company (or a successor corporation) with such payment being made on the termination date; (iv) reimbursement for premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s health plans until the earlier of (a) the end of the Severance Period, payable when such premiums are due (provided Employee validly elects to continue coverage under COBRA, or (b)  the date upon which Employee and Employee’s eligible dependents become covered under similar plans; and (v) outplacement services with a total value not to exceed Twenty Thousand Dollars ($20,000), to be provided within the Severance Period.  The severance payments described in subsections (i) and (ii) above shall be paid during the Severance Period in accordance with the Company’s standard payroll practices.

(iii)          Disability; Death.  If the Company terminates Employee’s employment as a result of Employee’s disability, or Executive’s employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for those that have been earned but not yet paid under this agreement and for those, if any, as may be established under the Company’s then existing benefit plans and practices or pursuant to other written agreements with the Company.

3.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board; or

(ii)           Merger/Sale of Assets.  A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iii)          Change in Board Composition.  A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of July 1, 2007 or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened Proxy contest relating to the election of directors to the Company).

(b)           Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexcused absences from the Company, (iii) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude and causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(c)           Disability.  “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code unless the Company maintain a long-term disability plan at the time of Employee’s termination, in which case the determination of disability under such plan shall also be considered “Disability” for purposes of this Agreement.

(d)           Good Reason.  “Good Reason” shall mean the Employee’s voluntary termination, upon 30 days prior written notice to the Company, after any one of the following events: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee’s position with the Company and the Employee’s prior duties, responsibilities and requirements; (ii) a material reduction of the Employee’s base compensation; or (iii) the Employee’s refusal to relocate to a facility or location more than 30 miles from the Company’s current location; provided, however, that a voluntary termination of Employee for any events listed under this Section (c)(i) through (c)(iii) shall not constitute “Good Reason” if such event or events are cured by the Company within thirty (30) days after receipt of written notice from the Employee of Employee’s intent to terminate employment pursuant to this Section.

(e)           Target Bonus.  “Target bonus” shall mean that percentage of the Employee’s base salary that is prescribed by the Company under its Management Bonus Program as the percentage of such base salary payable to the Company as a bonus if the Company pays bonuses at one-hundred percent (100%) of its operating plan.

4.             Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and, (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 2 will be either:

(a)           delivered in full; or

(b)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.

5.             Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.             Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.             Conditions to Receipt of Severance.  The receipt of severance and any other benefits pursuant to Section 2 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form acceptable to the Company.  No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

8.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(g)           Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i)            Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)            Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.             Section 409A.  Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Employee’s termination, and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

                For purposes of this Agreement “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duty authorized officer, as of the day and year first above written.

VIVUS, Inc.		Employee

Name:	Timothy E. Morris	Name:
Title:	Chief Financial Officer	Title:
Date:		Date: